Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM CLOSES SALE OF SUBORDINATED SECURED CONVERTIBLE BRIDGE NOTES TO FUND FURTHER SALES GROWTH AND SOFTWARE DEVELOPMENT

PRINCETON, N.J. July 18, 2014— Dataram Corporation (NASDAQ: DRAM On July 15,, 2014, Dataram Corporation (the “Company”) entered into a Subordinated Secured Convertible Bridge Note and Warrant Purchase Agreement (the “Purchase Agreement”) governing the issuance of up to $750,000 aggregate principal amount of Subordinated Secured Convertible Bridge Notes (the “Bridge Notes”) and Warrants (the “Warrants”).  The Bridge Notes and Warrants were issued on July 15, 2014.  The Company issued $600,000 aggregate principal amount of the Bridge Notes to certain institutional investors (“Institutional Investors”) and $150,000 aggregate principal amount of the Bridge Notes to certain members of management, officers and directors of the Company (“Management”).

The Bridge Notes, which mature on October 15, 2014 (subject to a three-month extension at the option of the holders), are convertible into shares of the Company’s common stock. The initial conversion price for Institutional Investors is $2.50 per share, and the initial conversion price for Management is equal to the closing price of the Company’s common stock on the closing date of the Purchase Agreement, $2.94. The Bridge Notes are secured obligations of the Company and will bear interest at a rate of 8% per year.

The Warrants are exercisable for five years after the closing date of the Purchase Agreement. For each $1,000 of principal amount of Bridge Notes, the holder will receive 1,200 Warrants to purchase the Company’s common stock. Each holder will be entitled to exercise one-third of all warrants received at an exercise price of $3.00, one-third of all warrants received at an exercise price of $3.50, and one-third of all warrants received at an exercise price that is equal to the closing price on the closing date of the Purchase Agreement, $2.94.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to register the shares underlying the Bridge Notes and the Warrants.

John H. Freeman, Dataram’s president and CEO commented, “The Company continues to raise capital to strengthen its balance sheet, purchase inventory and more quickly fulfill large orders.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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